Exhibit 23.7

Consent of Independent Auditors
The Board of Directors
Kennedy-Wilson Holdings, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Kennedy-Wilson Holdings, Inc. of our report dated March 31, 2014, with respect to the combined balance sheet of KW Funds - 303 North Glenoaks, LLC and KW Funds - 6100 Wilshire, LLC as of December 31, 2013, the related combined statements of operations, members’ capital and cash flows for the year ended December 31, 2013, and the related notes to the combined financial statements, which report appears in amendment no. 1 to the December 31, 2013 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.
/s/ KPMG LLP
Los Angeles, California
July 18, 2014